                                                                    Exhibit 10.1

                              SEPARATION AGREEMENT



                                        AGREEMENT made as of the 3rd day of May,
1997 by and between NORTON MCNAUGHTON OF SQUIRE, INC., a New York corporation (the "Company"), and NORTON SPERLING ("Sperling").

                              W I T N E S S E T H:

            WHEREAS, Sperling and the Company are parties to the Amended and Restated Employment Agreement dated November 4, 1995 between the parties (the "Employment Agreement");

            WHEREAS, the parties have agreed to terminate the Employment Agreement effective as of April 30, 1997;

            WHEREAS, the Company wishes to assure itself of the services of Sperling, and Sperling wishes to provide services to the Company, upon the terms and conditions hereinafter set forth.

                                        NOW, THEREFORE, in consideration of the
premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

            1. Term; Performance of Agreement.

            1.1 The Company agrees to retain Sperling, and Sperling agrees to provide consulting services on a project-by-project basis to the Company for the period commencing on May 1, 1997 and terminating on April 30, 2007 (the "Term").

            1.2 The parties hereto acknowledge that the Company may designate another direct or wholly-owned subsidiary of the Company to engage Sperling and to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement and such designee shall be bound by all the terms and provisions of this Agreement.

            2. Consulting Services; Independent Contractor.

            2.1 During the Term, Sperling shall provide such consulting and advisory services as shall be requested by the Board of Directors of the Company. Sperling shall devote such time and attention to the performance of his duties and responsibilities hereunder as shall be necessary for the proper performance thereof; provided, however, that Sperling's performance of such duties and responsibilities does not materially interfere with any obligations of Sperling to provide services to any activity or business venture which is not in violation of Section 13 of this Agreement.

            2.2 Sperling shall perform his duties and responsibilities hereunder as an independent contractor. Nothing herein shall be deemed to create a partnership, joint venture or employment relationship between Sperling and the Company.

            3. Consulting Fee. During the Term, in consideration of the performance by Sperling of the services set forth in Section 2 of this Agreement, the Company shall pay Sperling, and Sperling shall accept, a consulting fee, in an amount determined on a project-by-project basis by the Board of Directors of the Company.

            4. Medical Insurance. For the period commencing on the date hereof until the death of Sperling, the Company agrees, at its expense, to provide Sperling and Sperling's wife coverage under the medical plans of the Company on the same terms and conditions (including the same Company-paid portions) that coverage is generally available to employees of the Company. In the event that the Company is unable to provide the coverage set forth in the preceding sentence during any month as a result of (a) a change of law or regulation which restricts the provision of coverage for persons who are not employees the Company, (b) the failure by the Company's insurance carrier or plan to provide coverage for persons who are not employees of the Company or (c) a change in the cost of such coverage such that the cost to the Company to provide such coverage for any monthly period exceeds the amount set forth on Exhibit A hereto under the column labeled "Monthly Premium", the Company shall not be obligated to provide such coverage under its medical plans and shall reimburse Sperling for any premiums paid by Sperling for comparable medical coverage. Such reimbursement shall not exceed the amount set forth on Exhibit A hereto under the column labeled "Monthly Premium" for any monthly period.


            5. Split Dollar Insurance. Notwithstanding Section 8 of the Split Dollar Agreement (the "Split Dollar Agreement") dated as of March 8, 1994 by and among the Company, Sperling and Norton Sperling, as trustee of a trust established under a trust agreement between Norton Sperling, as settlor, and Daniel M. Hirsch and Amanda J. Bokman, as trustees, the Company agrees to continue to pay premiums on the Policy (as defined in the Split Dollar Agreement) until payment of the twentieth annual Policy premium, subject to the other terms and provisions of the Split Dollar Agreement.

            6. Disability Insurance. From the date hereof until May 1, 1998, the Company shall continue to provide Sperling with coverage under the disability policies under which Sperling was covered on April 30, 1997.

            7. Automobile. From the date hereof until September 30, 1998, the Company shall provide Sperling with use of the automobile currently being used by Sperling and shall pay or reimburse Sperling for the costs of insuring, operating and maintaining such automobile and the costs of a car phone. On or before the expiration of the lease of the automobile currently used by Sperling and leased by the Company (the "Leased Automobile"), Sperling shall have the right to acquire the Leased Automobile for a purchase price equal to the acquisition price of the Leased Automobile plus all related charges under such lease, payable in cash by Sperling to the Company on the date of the transfer of title of the Leased Automobile.

            8. Income Tax Preparation. From the date hereof until November 1, 1999, the Company shall provide Sperling with income tax preparation services, but only if the Company offers such services to the other officers of the Company.

            9. Loan Forgiveness. In the event that, at any time prior to November 1, 1999, the Company agrees to forgive certain loans made to each of Sanford Greenberg, Jay Greenberg, Howard Greenberg and Andrew Miller pursuant to each of their respective Third Amended and Restated Non-Negotiable Limited Recourse Promissory Notes dated March 27, 1995 and payable to the Company, the Company shall forgive the loan (the "Loan") made to Sperling pursuant to his Third Amended and Restated Non-Negotiable Limited Recourse Promissory Note dated March 27, 1995 (the "Note") and payable to the Company.

            10. Registration Rights.

            10.1 NOTICE TO SPERLING. In the event that, at any time or from time to time, Norton McNaughton, Inc., a Delaware corporation (the "Parent"), proposes to register any shares of the common stock of the Parent (the "Common Stock") under the Securities Act of 1933 (the "Securities Act") other than pursuant to a registration statement on Forms S-4 or S-8, or any successor to such Forms, for the purpose of the sale or other transfer of shares of Common Stock by either Sanford Greenberg or Jay Greenberg or both (the "Greenberg Registration Shares"), the Parent shall deliver to Sperling at least twenty (20) days prior to the filing of the registration statement with respect to the Greenberg Registration Shares, a written notice (a "Registration Notice") of its intention so to register the Greenberg Registration Shares.

            10.2 NOTICE TO THE PARENT. In the event that a Registration Notice shall have been so delivered, Sperling, at his election, may deliver to the Parent a written notice (a "Response") (i) specifying the number of shares of Common Stock (together with the Greenberg Registration Shares, the "Supplemental Registration Shares") proposed to be sold or otherwise transferred by Sperling,
(ii) describing the proposed manner of sale or other transfer thereof and (iii) requesting the registration thereof under the Securities Act; provided, however, that a Response shall be so delivered by Sperling not more than fifteen (15) days after the date of delivery to Sperling of a Registration Notice.

            10.3 REGISTRATION OF SECURITIES. From and after receipt of a Response, the Parent shall use its reasonable best efforts to cause the Supplemental Registration Shares specified in such Response to be registered under the Securities Act and to effect and to comply with all such qualifications, compliances and requirements as may be necessary to permit the sale or other transfer of such Supplemental Registration Shares, in the manner described in such Response, including without limitation, qualifications under the applicable Blue Sky or other state securities laws (provided that the Parent shall not be required in connection therewith to qualify as a foreign corporation or to execute general consent to service of process in any state); provided, however, that if (i) in the case of an underwritten public offering of securities, the managing underwriter shall advise the Parent in writing that the inclusion of some or all of such Supplemental Registration Shares would, in such managing underwriter's opinion, materially interfere with the proposed distribution of any securities to be issued by the Parent in respect of which registration was originally to be effected or would materially interfere with the proposed distribution of all of the Supplemental Registration Shares, then the Parent may, upon written notice to Sperling, allocate the Supplemental Registration Shares to be included in the registration statement (if and to the extent such allocation is certified by the managing underwriter as necessary to eliminate such interference) pro rata among such holders on the basis of the number of shares of Common Stock at the time owned by such holders or (ii) any firm of counsel representing the Parent in connection with such registration shall advise the Parent and Sperling in writing that in its opinion one or more of the steps contemplated hereby is not necessary to permit the sale of the Sperling Registration Shares in a transaction constituting a public offering within the meaning of the Securities Act, then the Parent shall not be required to take any action with respect to such step or steps.

            11. Termination of Employment Agreement; Release.

            11.1 The Employment Agreement and Sperling's employment with the Company (and the Parent) shall terminate on April 30, 1997 (the "Termination Date"). The Company shall pay Sperling $2.5 million (the "Separation Payment"). Sperling acknowledges and agrees that $712,500 of the Separation Payment (the "Enhanced Separation Payment"), which amount exceeds any benefit to which Sperling is otherwise entitled, shall constitute consideration for the release of claims set forth in Section 11.2 of this Agreement (the "Release") and for the agreements set forth in Sections 12 and 13 of this Agreement.

            11.2 In consideration of the Enhanced Separation Payment and the other benefits set forth herein, Sperling for himself and his heirs, administrators, successors and assigns releases the Company, the Parent, each of their subsidiary and affiliate corporations and entities, and its and their respective officers, directors and employees (collectively, the "Releasees"), from all claims, actions, causes of action, suits, debts, dues, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions and demands whatsoever, in law or equity, including, without limitation, all claims and rights under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the New York State Human Rights Law, the New York City Human Rights Law, the Americans with Disabilities Act, the Civil Rights Act of 1866 (42 U.S.C. Section 1981), the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Fair Labor Standards Act and the Employee Retirement Income Security Act of 1974, all as amended, including, but not limited to, the right to the payment of wages, vacation, pension benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, creed, religion, sex, pregnancy, marital status, sexual orientation, national origin, age, physical or mental handicap or disability, alienage/citizenship status or any other basis prohibited by law, which Sperling ever had, now has or hereafter can, shall or may have against the Releasees or any of them arising out of or relating to the Employment Agreement, Sperling's employment with the Company and the termination thereof from the beginning of the world to the date of this Agreement, except for (i) any liability or claim arising out of this Agreement, including the Release, and (ii) any liability or claim related to the Loan and the Note (each, as defined in Section 9 of this Agreement) and to the Pledge Agreement dated as of November 5, 1993, as amended (the "Pledge Agreement"). Sperling agrees never directly or indirectly to commence or prosecute, or assist in the filing, commencement or prosecution of any action, proceeding or charge against the Company, the Parent or any of the Releasees with respect to the matters hereby released.

            11.3 The Company has advised Sperling to consult with an attorney of his choosing prior to the signing of this Agreement, including the Release, and Sperling hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to the execution of this Agreement, including the Release. Sperling acknowledges that he was offered the opportunity to consider the waiver of claims under the Age Discrimination in Employment Act of 1967 for a period of twenty-one (21) days from the time that he received this Agreement, including the Release, and was advised to review it with an attorney of his choice. Sperling is further advised that he has seven
(7) days after he signs this Agreement to revoke the waiver of any claims under the Age Discrimination in Employment Act of 1967 by notifying the Company in writing. The release of any claims under the Age Discrimination in Employment Act of 1967 will not become effective or enforceable until the seven (7) day period has expired.

            11.4 Sperling expressly represents and warrants that he has carefully read and fully understands that the Release is a general release of all claims, including all claims under the Age Discrimination in Employment Act of 1967, that he has had a full opportunity to review the Release with an attorney and that he has executed this Release voluntarily, without duress, coercion or undue influence and with such advice from his attorney as appropriate.

            11.5 The Company, the Parent and each of the Releasees release and discharge Sperling and his heirs, executors, administrators, assigns or agents from any and all claims arising in connection with the Employment Agreement, Sperling's employment with the Company and the termination thereof, which the Company and/or the Releasees ever had, now have or hereafter can, shall or may have against Sperling for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, except for (i) any liability or claim arising out of this Agreement, including the Release, and (ii) any liability or claim related to the Loan and the Note (each, as defined in Section 9 of this Agreement) and to the Pledge Agreement (as defined in Section 11.2 of this Agreement).

            12. Confidential Information.

            12.1 Sperling shall treat as confidential and, except as required in the performance of his duties and responsibilities as a member of the Board of Directors of the Company, not disclose, publish or otherwise make available to the public or to any individual, firm or corporation any confidential material (as hereinafter defined). Sperling agrees that all confidential material, together with all notes and records of Sperling relating thereto, and all copies or facsimiles thereof in the possession of Sperling, are the exclusive property of the Company and as of the Termination Date, Sperling shall have returned such material to the Company.

            12.2 For the purposes hereof, the term "confidential material" shall mean all information heretofore or hereafter acquired by Sperling in any way concerning the products, projects, activities, business or affairs of the Company, the Parent and any of their subsidiaries or affiliates (including, without limitation, Norty's, a Delaware corporation) (collectively, the "Company Group") or the customers of the Company or any member of the Company Group, including, without limitation, all information concerning trade secrets and the preparation of raw material for, manufacture of, and/or finishing processes utilized in the production of, the products or projects of the Company or any member of the Company Group and/or any improvements therein, all sales and financial information concerning the Company or any member of the Company Group, all customer and supplier lists, all information concerning projects in research and development or marketing plans for any such products or projects, and all information in any way concerning the products, projects, activities, business or affairs of customers of the Company or any member of the Company Group which is furnished to Sperling by the Company or any of its employees (current or former), agents or customers, as such; provided, however, that the term "confidential material" shall not include information which (a) becomes generally available to the public other than as a result of a disclosure by Sperling, (b) was available to Sperling on a non-confidential basis prior to his employment with the Company or (C) becomes available to Sperling on a non-confidential basis from a source other than the Company or any of its agents, franchisees, creditors, suppliers, lessors, lessees or customers provided that such source is not bound by a confidentiality agreement with the Company or any of such agents or customers.

            13. Non-Competition. Except as otherwise permitted by the Board of Directors of the Company, Sperling agrees, for the benefit of the Company, that he will not, for a period of eighteen (18) months commencing on the Termination Date, (a) engage, directly or indirectly, whether as principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than (i) one percent (1%) of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) five percent (5%) of the ownership interest of any limited partnership or other entity) or otherwise, anywhere in the United States, in any activity or business venture which involves the manufacture, merchandising, distribution or sale of apparel, (b) solicit or entice or endeavor to solicit or entice away from any member of the Company Group any person who was an officer, employee or consultant of any member of the Company Group, either for his own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of a member of the Company Group, and the Employee agrees not to employ, directly or indirectly, any person who was an officer or employee of any member of the Company Group or who by reason of such position at any time is or may be likely to be in possession of any confidential information or trade secrets relating to the businesses or products of any member of the Company Group, or (C) solicit or entice or endeavor to solicit or entice away from any member of the Company Group any customer or prospective customer of any member of the Company Group, either for his own account or for any individual, firm or corporation.

            14. Equitable Relief. In the event of a breach or threatened breach by Sperling of Sections 12 and 13 of this Agreement, Sperling hereby consents and agrees that the Company shall be entitled to pre-judgment injunctive relief or similar equitable relief restraining Sperling from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by Sperling under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the Federal courts located in the Southern District of New York and the state courts located in such District for any proceedings under this Section 14. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have.

            15. Successors and Assigns. Sperling may not assign this Agreement or any part thereof without the prior written consent of a majority of the Board of Directors of the Company; provided, however, that nothing herein shall preclude one or more beneficiaries of Sperling from receiving any benefits set forth in Sections 9 and 10 of this Agreement following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such benefits or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of the intestacy applicable to his estate. The term "beneficiaries", as used in this Agreement, shall mean the legal representative of Sperling (in the event of his incompetency) or Sperling's estate.

            16. Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York applicable to contracts to be performed entirely within such State.

            17.Entire Agreement. This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if there be any, previously entered into by them with respect thereto.

            18. Modification and Amendment; Waiver. The provisions of this Agreement may be modified, amended or waived, but only upon the written consent of the party against whom enforcement of such modification, amendment or waiver is sought and then such modification, amendment or waiver shall be effective only to the extent set forth in such writing. No delay or failure on the part of any party hereto in exercising any right, power or remedy hereunder shall effect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

            19. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopier or sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

            If to the Company:

            Norton McNaughton of Squire, Inc.
            463 Seventh Avenue
            New York, New York 10018
            Attention:  Chief Executive Officer
            Telecopy No.:  (212) 563-2766
            Telephone No.:  (212) 947-2960

            If to Sperling:

            Norton Sperling
            1025 Seawane Drive
            Hewlett Harbor, New York  11557

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and two business days after the date of mailing, if mailed.

            20. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

            21. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

            22. Expenses. Each of the parties hereto shall bear his or its own costs and expenses, including attorneys fees and disbursements, incurred in connection with this Agreement and the transactions contemplated hereby.

            23. Titles. Titles of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

            24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.


                               *        *        *

                                        IN WITNESS WHEREOF, the parties hereto
have executed this Agreement on the date first above written.


                                        NORTON MCNAUGHTON OF SQUIRE, INC.


                                        By: /s/ Sanford Greenberg
                                           -------------------------------------
                                        Title: Chief Executive Officer



                                           /s/ Norton Sperling
                                           -------------------------------------
                                               Norton Sperling

                                                                       EXHIBIT A

                          MEDICAL INSURANCE PREMIUMS TO
                                 NORTON SPERLING
                         IF COMPANY IS UNABLE TO PROVIDE
                                    COVERAGE

       FISCAL PERIOD
BEGINNING       ENDED               ANNUAL                 MONTHLY
MAY 1:          APRIL 30:           PREMIUM                PREMIUM
      1997             1998             $    6,500.00          $     541.67
      1998             1999                  6,825.00                568.75
      1999             2000                  7,166.25                597.19
      2000             2001                  7,524.56                627.05
      2001             2002                  7,900.79                658.40
      2002             2003                  8,295.83                691.32
      2003             2004                  8,710.62                725.89
      2004             2005                  9,146.15                762.18
      2005             2006                  9,603.46                800.29
      2006             2007                 10,083.63                840.30
      2007             2008                 10,587.82                882.32
      2008             2009                 11,117.21                926.43
      2009             2010                 11,673.07                972.76
      2010             2011                 12,256.72              1,021.39
      2011             2012                 12,869.56              1,072.46
      2012             2013                 13,513.03              1,126.09
      2013             2014                 14,188.68              1,182.39
      2014             2015                 14,898.12              1,241.51
      2015             2016                 15,643.03              1,303.59
      2016             2017                 16,425.18              1,368.76
      2017             2018                 17,246.44              1,437.20
      2018             2019                 18,108.76              1,509.06
      2019             2020                 19,014.19              1,584.52
      2020             2021                 19,964.90              1,663.74
      2021             2022                 20,963.15              1,746.93
      2022             2023                 22,011.31              1,834.28
      2023             2024                 23,111.87              1,925.99
      2024             2025                 24,267.47              2,022.29
      2025             2026                 25,480.84              2,123.40
      2026             2027                 26,754.88              2,229.57
      2027             2028                 28,092.63              2,341.05
      2028             2029                 29,497.26              2,458.10
      2029             2030                 30,972.12              2,581.01
      2030             2031                 32,520.73              2,710.06

                                                                       EXHIBIT A

                          MEDICAL INSURANCE PREMIUMS TO
                                 NORTON SPERLING
                         IF COMPANY IS UNABLE TO PROVIDE
                                    COVERAGE

       FISCAL PERIOD
BEGINNING       ENDED               ANNUAL                 MONTHLY
MAY 1:          APRIL 30:           PREMIUM                PREMIUM
      2031             2032                 34,146.76              2,845.56
      2032             2033                 35,854.10              2,987.84
      2033             2034                 37,646.80              3,137.23
      2034             2035                 39,529.15              3,294.10
      2035             2036                 41,505.60              3,458.80
      2036             2037                 43,580.88              3,631.74
      2037             2038                 45,759.93              3,813.33
      2038             2039                 48,047.92              4,003.99
      2039             2040                 50,450.32              4,204.19
      2040             2041                 52,972.84              4,414.40
      2041             2042                 55,621.48              4,635.12
      2042             2043                 58,402.55              4,866.88
      2043             2044                 61,322.68              5,110.22
      2044             2045                 64,388.81              5,365.73
      2045             2046                 67,608.25              5,634.02
      2046             2047                 70,988.67              5,915.72
      2047             2048                 74,538.10              6,211.51
      2048             2049                 78,265.00              6,522.08
      2049             2050                 82,178.25              6,848.19
      2050             2051                 86,287.17              7,190.60